Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact:	Dane Teruya	Media Contact: Wayne Kirihara
	VP, Treasury Manager	SVP, Chief Marketing Officer
	(808) 544-3626	(808) 544-3687
	dane.teruya@centralpacificbank.com	wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS $12.2 MILLION

THIRD QUARTER EARNINGS;

INCREASES QUARTERLY DIVIDEND AND ANNOUNCES SPECIAL DIVIDEND

HONOLULU, HI, October 29, 2015 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the third quarter of 2015 of $12.2 million, or $0.38 per diluted share, compared to net income in the third quarter of 2014 of $8.2 million, or $0.23 per diluted share, and net income in the second quarter of 2015 of $12.3 million, or $0.39 per diluted share. Net income in the nine months ended September 30, 2015 was $34.9 million, or $1.06 per diluted share, compared to net income in the nine months ended September 30, 2014 of $27.2 million, or $0.71 per diluted share.

“Our positive performance trend continued in the third quarter, with strong growth in loans and deposits, increase in net interest income, further strengthening in asset quality, and our continued progress in realizing operating efficiencies in our organization,” said Catherine Ngo, President and Chief Executive Officer. “As a result of our strong financial performance in 2015 and our confidence in our future performance, we increased our quarterly dividend and declared a special cash dividend.”

On October 28, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share on the Company’s outstanding common shares. This represents a 16.7% increase from the previous quarter. Also on October 28, 2015, the Company’s Board of Directors approved an additional special cash dividend of $0.32 per share. Both dividends will be payable on December 15, 2015 to shareholders of record at the close of business on November 30, 2015.

During the third quarter of 2015, the Company repurchased a total of 172,100 shares of common stock, at a total cost of $4.0 million under its share repurchase program. The average cost was $23.29 per share repurchased. During the nine months ended September 30, 2015, we have repurchased approximately 11.7% of our common stock outstanding as of December 31, 2014.

Since reinstating our quarterly cash dividends in 2013, we have returned a total of $31.9 million in cash dividends to our shareholders and have repurchased 11,168,501 shares of our common stock at a total cost of $234.8 million, excluding fees and expenses.

Central Pacific Financial Corp. Reports $12.2 Million Third Quarter Earnings

October 29, 2015

Significant Highlights and Third Quarter Results

▪                  Reported net income of $12.2 million, compared to net income in the second quarter of 2015 of $12.3 million.

▪                  Increased the loans and leases portfolio by $95.4 million, or 3.2%, to $3.10 billion at September 30, 2015, compared to $3.01 billion at June 30, 2015.

▪                  Increased total deposits by $48.2 million to $4.23 billion at September 30, 2015, compared to $4.18 billion at June 30, 2015. Increased core deposits by $24.7 million to $3.40 billion at September 30, 2015, compared to $3.38 billion at June 30, 2015.

▪                  Reported net interest income of $37.8 million, compared to $37.3 million in the second quarter of 2015. Reported a net interest margin of 3.31%, compared to 3.32% in the second quarter of 2015.

▪                  Recorded a credit to the provision for loan and lease losses of $3.6 million in the third quarter of 2015, compared to a credit to the provision for loan and lease losses of $7.3 million in the second quarter of 2015.

▪                  Improved our efficiency ratio from 71.47% in the second quarter of 2015 to 67.55% in the third quarter of 2015.

▪                  Nonperforming assets decreased by $18.1 million to $14.0 million at September 30, 2015 from $32.1 million at June 30, 2015.

▪                  Maintained a strong capital position with leverage capital, tier 1 risk-based capital, total risk-based capital, and common equity tier 1 ratios of 10.87%, 15.00%, 16.27%, and 13.32%, respectively, as of September 30, 2015.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation under Basel III.

Earnings Highlights

Net interest income for the third quarter of 2015 was $37.8 million, compared to $35.5 million in the year-ago quarter and $37.3 million in the second quarter of 2015.  Net interest margin was 3.31%, compared to 3.30% in the year-ago quarter and 3.32% in the second quarter of 2015. The sequential quarter increase in net interest income was primarily attributable to our average loan portfolio balances increasing by $89.2 million. In addition, the taxable equivalent yield on our investment securities portfolio increased to 2.58% in the current quarter from 2.56% last quarter. These increases were partially offset by lower loan fees and prepayment income of $0.4 million. In addition, the taxable equivalent yield on the loans and leases portfolio decreased to 3.91% in the current quarter from 3.97% last quarter. Rates paid on total deposits remained unchanged from last quarter of 0.08%.

In the third quarter of 2015, we recorded a credit to the provision for loan and lease losses of $3.6 million, compared to a credit of $1.7 million in the year-ago quarter and a credit of $7.3 million in the second quarter of 2015. The credit to the provision for loan and lease losses was primarily attributable to improving trends in credit quality, and net recoveries of $3.4 million during the quarter.

Other operating income for the third quarter of 2015 totaled $9.8 million, compared to $11.5 million in the year-ago quarter and $8.1 million in the second quarter of 2015. The decrease from the year-ago quarter was primarily due to lower unrealized gains on loans held for sale and interest rate locks of $0.7 million (included in other), a partial recovery of a previous counterparty loss on a financing transaction of $0.2 million (included in other) recorded in the current quarter, compared to $0.6 million recorded in the year-ago quarter, and lower income received on bank-owned life insurance of $0.4 million. The sequential quarter increase was primarily due to investment securities losses of $1.9 million recorded last quarter, partially offset by lower unrealized gains on loans held for sale and interest rate locks of $0.4 million (included in other) this quarter.

Central Pacific Financial Corp. Reports $12.2 Million Third Quarter Earnings

October 29, 2015

Other operating expense for the third quarter of 2015 totaled $32.2 million, compared to $35.2 million in the year-ago quarter and $32.5 million in the second quarter of 2015. The decrease from the year-ago quarter was primarily attributable to lower foreclosed asset expense of $1.4 million, costs related to the consolidation and relocation of our two Waikiki branches of $1.3 million (included in other) recorded in the year-ago quarter, a reversal of reserves for residential mortgage loan repurchase losses of $0.9 million (included in other) recorded in the current quarter, compared to an increase to the reserve of $0.2 million recorded in the year-ago quarter, and lower net occupancy expense of $0.5 million. These decreases were partially offset by higher salaries and employee benefits of $0.6 million and higher computer software expense of $0.6 million. The sequential quarter decrease was primarily due to reversal of reserves for residential mortgage loan repurchase losses of $0.9 million in the current quarter and lower foreclosed asset expense of $0.3 million, partially offset by a higher reserve for unfunded commitments of $0.5 million. The sequential quarter decrease also includes a $2.0 million contribution to the Central Pacific Bank Foundation (“CPB Foundation”) (included in other) recorded last quarter, offset by higher salaries and employee benefits of $2.0 million. The higher salaries and employee benefits was primarily attributable to a one-time reversal of an accrual for a former executive officer’s retirement benefits of $2.4 million recorded last quarter, partially offset by a reversal of amortization of unvested stock awards related to a former executive of $0.4 million recorded in the current quarter.

The efficiency ratio for the third quarter of 2015 was 67.55%, compared to 75.00% in the year-ago quarter and 71.47% in the second quarter of 2015. The efficiency ratio in the third quarter of 2014 was primarily impacted by foreclosed asset expenses of $1.4 million and the costs related to the consolidation and relocation of our Waikiki branches of $1.3 million noted above. The efficiency ratio in the second quarter of 2015 was primarily impacted by the investment securities losses of $1.9 million and the CPB Foundation charitable contribution of $2.0 million, offset by the salaries and employee benefits accrual reversal of $2.4 million noted above.

In the third quarter of 2015, the Company recorded income tax expense of $6.9 million, compared to income tax expense of $5.2 million in the year-ago quarter and $7.9 million in the second quarter of 2015. The effective tax rate for the third quarter of 2015 was 36.1%, compared to 38.9% in the year-ago quarter and 39.2% in the second quarter of 2015. Our income tax expense and effective tax rate in the third quarter of 2014 was impacted by a 2013 income tax return true-up adjustment of $0.9 million. Our income tax expense and effective tax rate in the second quarter of 2015 was impacted by $0.6 million in additional income tax expense resulting from the reduction in deferred tax liabilities related to the redemption of Federal Home Loan Bank of Des Moines (“FHLB Des Moines”) membership stock during the quarter. As of September 30, 2015, the Company’s net deferred tax assets totaled $84.2 million.

Balance Sheet Highlights

Total assets at September 30, 2015 of $5.02 billion increased by $271.6 million from September 30, 2014, and increased by $54.0 million from June 30, 2015.

Total loans and leases at September 30, 2015 of $3.10 billion increased by $226.7 million and $95.4 million from September 30, 2014 and June 30, 2015, respectively.  The increase in total loans and leases from the second quarter of 2015 was primarily due to an increase in the commercial mortgage, residential mortgage, consumer, and commercial loan portfolios of $41.8 million, $33.3 million, $23.0 million, and $6.9 million, respectively, partially offset by a decrease in the construction loan and lease portfolios of $8.2 million and $1.5 million, respectively.

Total deposits at September 30, 2015 of $4.23 billion increased by $182.4 million from September 30, 2014, and increased by $48.2 million from June 30, 2015.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $3.40 billion at September 30, 2015.  This represents an increase of $124.5 million and $24.7 million from a year ago and from June 30, 2015, respectively.  Changes in total deposits during the quarter included net increases in noninterest-bearing demand deposits, savings and money market deposits, and time deposits of $32.3 million, $22.3 million, and $15.4 million, respectively, offset by a decrease in interest-bearing demand deposits of $21.9 million.

Central Pacific Financial Corp. Reports $12.2 Million Third Quarter Earnings

October 29, 2015

Total shareholders’ equity was $503.3 million at September 30, 2015, compared to $569.0 million and $488.8 million at September 30, 2014 and June 30, 2015, respectively. The sequential quarter increase reflects net income of $12.2 million in the current quarter and a $7.6 million change in unrealized gains on investment securities, offset by repurchases of $4.0 million in common stock, excluding fees and expenses, under the Company’s stock repurchase program, and common stock dividends paid of $3.8 million.

Asset Quality

Nonperforming assets at September 30, 2015 totaled $14.0 million, or 0.28% of total assets, compared to $32.1 million, or 0.65% of total assets at June 30, 2015.  The sequential-quarter change in nonperforming assets reflects net decreases in Hawaii commercial mortgage assets of $13.6 million and Hawaii residential mortgage assets of $4.3 million.

Loans delinquent for 90 days or more still accruing interest totaled $0.1 million at September 30, 2015, compared to $45,000 at June 30, 2015.  In addition, loans delinquent for 30 days or more still accruing interest totaled $3.1 million at September 30, 2015, compared to $2.8 million at June 30, 2015.

Net recoveries in the third quarter of 2015 totaled $3.4 million, compared to net recoveries of $1.0 million in the third quarter of 2014, and net recoveries of $2.8 million in the second quarter of 2015. Net recoveries during the third quarter of 2015 included the recovery of a Hawaii commercial mortgage loan totaling $3.1 million.

The ALLL, as a percentage of total loans and leases, was 2.15% at September 30, 2015, compared to 2.23% at June 30, 2015.  The ALLL, as a percentage of nonperforming assets, was 475.99% at September 30, 2015, compared to 208.43% at June 30, 2015.  The ALLL, as a percentage of nonaccrual loans, was 551.32% at September 30, 2015, compared to 249.44% at June 30, 2015.

Capital Levels

At September 30, 2015, the Company’s leverage capital, tier 1 risk-based capital, total risk-based capital, and common equity tier 1 ratios were 10.87%, 15.00%, 16.27%, and 13.32%, respectively.  At June 30, 2015, the Company’s leverage capital, tier 1 risk-based capital, total risk-based capital, and common equity tier 1 ratios were 10.47%, 14.47%, 15.73%, and 13.08%, respectively. The Company’s capital ratios continue to exceed the levels required to be considered a “well-capitalized” institution for regulatory purposes under Basel III, and expects to remain above those levels following the declaration and payment of the quarterly and special cash dividends.

Non-GAAP Financial Measures

This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure. Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call

The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company’s website at http://ir.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-877-505-7644.  A playback of the call will be available through November 29, 2015 by dialing 1-877-344-7529 (passcode: 10075007) and on the Company’s website.

Central Pacific Financial Corp. Reports $12.2 Million Third Quarter Earnings

October 29, 2015

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $5.0 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 36 branches and 103 ATMs in the state of Hawaii, as of September 30, 2015.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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Forward-Looking Statements

This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with any regulatory orders we are or may become subject to; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and any weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates,  deterioration in asset quality, and losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact from any declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  our ability to continue making progress on our recovery plan; the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including legal proceedings or regulatory or other governmental inquiries and proceedings and the resolution thereof, and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes and developments; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in any of the foregoing items. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

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CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands, except for per share amounts)	2015	2015	2014	2015	2014

INCOME STATEMENT
Net interest income	$37,805	$37,294	$35,532	$111,334	$107,234
Provision (credit) for loan and lease losses	(3,647)	(7,319)	(1,722)	(13,713)	(1,043)
Total other operating income	9,829	8,124	11,463	29,143	33,611
Total other operating expense	32,175	32,458	35,246	98,651	100,064
Net income	12,206	12,335	8,230	34,936	27,188
Basic earnings per common share	$0.39	$0.39	$0.23	$1.07	$0.72
Diluted earnings per common share	0.38	0.39	0.23	1.06	0.71
Dividends declared per common share	0.12	0.12	0.10	0.36	0.26

PERFORMANCE RATIOS
Return on average assets (1)	0.98%	1.00%	0.69%	0.94%	0.76%
Return on average shareholders’ equity (1)	9.91	9.93	5.78	8.98	6.01
Return on average tangible shareholders’ equity (1)	10.08	10.11	5.90	9.14	6.13
Efficiency ratio (2)	67.55	71.47	75.00	70.23	71.05
Net interest margin (1)	3.31	3.32	3.30	3.31	3.32
Dividend payout ratio (3)	31.58	30.77	43.48	33.96	36.62
Average shareholders’ equity to average assets	9.90	10.04	11.99	10.51	12.69

SELECTED AVERAGE BALANCES
Average loans and leases, including loans held for sale	$3,070,384	$2,981,184	$2,848,983	$3,002,785	$2,759,928
Average interest-earning assets	4,611,234	4,566,577	4,354,108	4,561,621	4,374,442
Average assets	4,974,154	4,947,802	4,745,514	4,937,535	4,754,596
Average deposits	4,242,043	4,198,758	4,004,666	4,188,466	3,967,752
Average interest-bearing liabilities	3,346,484	3,357,400	3,168,016	3,323,612	3,184,654
Average shareholders’ equity	492,683	496,881	569,118	518,909	603,195

			September 30,	June 30,	September 30,
			2015	2015	2014

REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Leverage capital ratio			10.87%	10.47%	11.87%
Tier 1 risk-based capital ratio			15.00	14.47	17.19
Total risk-based capital ratio			16.27	15.73	18.46
Common equity tier 1 capital ratio			13.32	13.08	-

Central Pacific Bank
Leverage capital ratio			10.51	10.33	11.26
Tier 1 risk-based capital ratio			14.51	14.26	16.30
Total risk-based capital ratio			15.78	15.52	17.57
Common equity tier 1 capital ratio			14.51	14.26	-

BALANCE SHEET
Loans and leases			$3,101,463	$3,006,055	$2,874,755
Total assets			5,021,833	4,967,851	4,750,269
Total deposits			4,230,503	4,182,322	4,048,096
Long-term debt			92,785	92,785	92,785
Total shareholders’ equity			503,261	488,847	569,042
Total shareholders’ equity to total assets			10.02%	9.84%	11.98%
Tangible common equity to tangible assets (4)			9.88	9.68	11.78

ASSET QUALITY
Allowance for loan and lease losses			$66,644	$66,924	$82,838
Non-performing assets			14,001	32,108	45,292
Allowance to loans and leases outstanding			2.15%	2.23%	2.88%
Allowance to non-performing assets			475.99	208.43	182.90

PER SHARE OF COMMON STOCK
Book value per common share			$16.06	$15.52	$15.85
Tangible book value per common share			15.81	15.24	15.55
Market value per common share			20.97	23.75	17.93

(1) Annualized

(2) Efficiency ratio is defined as total operating expense divided by total revenue (net interest income and total other operating income).

(3) Dividend payout ratio is defined as dividends declared per share divided by diluted earnings per share.

(4) The tangible common equity ratio is a non-GAAP measure which should be read in conjunction with the Company’s GAAP financial information. Comparison of our ratio with those of other companies may not be possible because other companies may calculate the ratio differently. See Reconciliation of Non-GAAP Financial Measures.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 2

	September 30,	June 30,	September 30,
(Dollars in thousands)	2015	2015	2014

Tangible Common Equity Ratio:
Total shareholders’ equity	$ 503,261	$ 488,847	$ 569,042
Less: Other intangible assets	(8,023)	(8,692)	(10,698)
Tangible common equity	$ 495,238	$ 480,155	$ 558,344

Total assets	$ 5,021,833	$ 4,967,851	$ 4,750,269
Less: Other intangible assets	(8,023)	(8,692)	(10,698)
Tangible assets	$ 5,013,810	$ 4,959,159	$ 4,739,571
Tangible common equity to tangible assets	9.88%	9.68%	11.78%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)	TABLE 3

	September 30,	June 30,	September 30,
(Dollars in thousands, except share data)	2015	2015	2014

ASSETS
Cash and due from banks	$69,628	$66,715	$76,047
Interest-bearing deposits in other banks	14,376	14,775	14,074
Investment securities:
Available for sale	1,272,382	1,274,312	1,184,564
Held to maturity (fair value of $254,540 at September 30, 2015, $259,150 at June 30, 2015 and $235,929 at September 30, 2014)	254,719	262,778	242,141
Total investment securities	1,527,101	1,537,090	1,426,705

Loans held for sale	9,786	22,917	5,352
Loans and leases	3,101,463	3,006,055	2,874,755
Less allowance for loan and lease losses	66,644	66,924	82,838
Net loans and leases	3,034,819	2,939,131	2,791,917

Premises and equipment, net	47,822	47,681	49,092
Accrued interest receivable	13,779	14,021	12,722
Investment in unconsolidated subsidiaries	6,489	6,720	7,548
Other real estate	1,913	5,278	3,596
Mortgage servicing rights	18,174	18,586	19,800
Other intangible assets	8,023	8,692	10,698
Bank-owned life insurance	153,449	153,015	151,524
Federal Home Loan Bank stock	12,048	12,129	44,457
Other assets	104,426	121,101	136,737
Total assets	$5,021,833	$4,967,851	$4,750,269

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$1,112,761	$1,080,428	$996,033
Interest-bearing demand	785,936	807,851	802,336
Savings and money market	1,283,517	1,261,180	1,229,576
Time	1,048,289	1,032,863	1,020,151
Total deposits	4,230,503	4,182,322	4,048,096

Short-term borrowings	155,000	157,000	-
Long-term debt	92,785	92,785	92,785
Other liabilities	40,284	46,897	40,346
Total liabilities	4,518,572	4,479,004	4,181,227

Equity:
Preferred stock, no par value, authorized 1,100,000 shares;
issued and outstanding none at September 30, 2015, June 30, 2015 and September 30, 2014	-	-	-
Common stock, no par value, authorized 185,000,000 shares;
issued and outstanding 31,330,644 shares at September 30, 2015, 31,501,633 shares at June 30, 2015 and 35,903,230 shares at September 30, 2014	548,518	552,527	655,219
Surplus	81,528	79,373	77,598
Accumulated deficit	(133,821)	(142,267)	(166,740)
Accumulated other comprehensive income (loss)	7,036	(786)	2,965
Total equity	503,261	488,847	569,042

Total liabilities and equity	$5,021,833	$4,967,851	$4,750,269

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)	TABLE 4

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2015	2015	2014	2015	2014

Interest income:
Interest and fees on loans and leases	$30,148	$29,572	$28,364	$88,322	$83,287
Interest and dividends on investment securities:
Taxable interest	8,260	8,277	7,744	24,687	25,716
Tax-exempt interest	1,008	1,010	1,002	3,016	2,996
Dividends	9	8	8	26	10
Interest on deposits in other banks	6	11	9	28	24
Dividends on Federal Home Loan Bank stock	11	18	12	40	35

Total interest income	39,442	38,896	37,139	116,119	112,068

Interest expense:
Interest on deposits:
Demand	104	99	96	298	277
Savings and money market	230	225	225	678	672
Time	568	549	629	1,665	1,880
Interest on short-term borrowings	73	79	10	195	82
Interest on long-term debt	662	650	647	1,949	1,923

Total interest expense	1,637	1,602	1,607	4,785	4,834

Net interest income	37,805	37,294	35,532	111,334	107,234
Provision (credit) for loan and lease losses	(3,647)	(7,319)	(1,722)	(13,713)	(1,043)

Net interest income after provision for loan and lease losses	41,452	44,613	37,254	125,047	108,277

Other operating income:
Service charges on deposit accounts	1,947	1,915	2,070	5,830	6,052
Loan servicing fees	1,407	1,427	1,446	4,257	4,338
Other service charges and fees	2,803	2,781	2,886	8,689	8,912
Income from fiduciary activities	854	830	797	2,518	2,687
Equity in earnings of unconsolidated subsidiaries	165	229	11	490	422
Fees on foreign exchange	126	98	118	352	351
Investment securities gains (losses)	-	(1,866)	-	(1,866)	240
Income from bank-owned life insurance	434	461	810	1,569	2,246
Loan placement fees	202	225	35	574	356
Net gains on sales of residential loans	1,551	1,630	1,685	4,775	4,151
Net gains on sales of foreclosed assets	252	94	218	379	962
Other (refer to Table 5)	88	300	1,387	1,576	2,894

Total other operating income	9,829	8,124	11,463	29,143	33,611

Other operating expense:
Salaries and employee benefits	17,193	15,176	16,552	49,534	50,536
Net occupancy	3,547	3,403	4,051	10,451	11,375
Equipment	775	933	953	2,617	2,694
Amortization of other intangible assets	1,683	1,559	1,328	5,347	3,886
Communication expense	895	942	925	2,661	2,693
Legal and professional services	1,808	1,642	1,786	5,669	5,826
Computer software expense	2,286	2,382	1,659	6,764	4,592
Advertising expense	502	449	673	1,586	2,037
Foreclosed asset expense	3	257	1,355	332	1,443
Other (refer to Table 6)	3,483	5,715	5,964	13,690	14,982

Total other operating expense	32,175	32,458	35,246	98,651	100,064

Income before income taxes	19,106	20,279	13,471	55,539	41,824
Income tax expense	6,900	7,944	5,241	20,603	14,636
Net income	$12,206	$12,335	$8,230	$34,936	$27,188

Per common share data:
Basic earnings per share	$0.39	$0.39	$0.23	$1.07	$0.72
Diluted earnings per share	0.38	0.39	0.23	1.06	0.71
Cash dividends declared	0.12	0.12	0.10	0.36	0.26

Basic weighted average shares outstanding	31,331	31,525	35,863	32,548	37,943
Diluted weighted average shares outstanding	31,750	31,953	36,353	32,932	38,440

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Other Operating Income - Other
(Unaudited)	TABLE 5

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2015	2015	2014	2015	2014

Income recovered on nonaccrual loans previously charged-off	$262	$209	$494	$690	$1,133
Other recoveries	244	15	566	533	605
Unrealized gains (losses) on loans-held-for-sale and interest rate locks	(646)	(198)	66	(378)	419
Commissions on sale of checks	86	82	83	246	253
Other	142	192	178	485	484
Total other operating income - Other	$88	$300	$1,387	$1,576	$2,894

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Other Operating Expense - Other
(Unaudited)	TABLE 6

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2015	2015	2014	2015	2014

Charitable contributions	$179	$2,138	$199	$2,456	$462
FDIC insurance assessment	685	701	716	2,084	2,118
Miscellaneous loan expenses	314	434	271	1,023	764
ATM and debit card expenses	365	180	286	1,131	1,199
Amortization of investments in low-income housing tax credit partnerships	258	274	307	820	1,065
Armored car expenses	213	195	209	642	649
Entertainment and promotions	191	266	200	654	632
Stationery and supplies	381	219	240	796	779
Directors’ fees and expenses	156	214	112	561	682
Provision (credit) for residential mortgage loan repurchase losses	(883)	(32)	234	(756)	542
Increase (decrease) to the reserve for unfunded commitments	255	(272)	296	(48)	(373)
Other	1,369	1,398	2,894	4,327	6,463
Total other operating expense - Other	$3,483	$5,715	$5,964	$13,690	$14,982

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)
(Unaudited)	TABLE 7

	Three Months Ended			Three Months Ended			Three Months Ended
(Dollars in thousands)	September 30, 2015			June 30, 2015			September 30, 2014
	Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$10,277	0.23%	$6	$17,160	0.24%	$11	$14,128	0.25%	$9
Taxable investment securities, excluding valuation allowance	1,345,120	2.46	8,269	1,360,101	2.44	8,285	1,267,621	2.45	7,752
Tax-exempt investment securities, excluding valuation allowance	175,340	3.54	1,551	176,086	3.53	1,554	178,488	3.45	1,541
Loans and leases, including loans held for sale	3,070,384	3.91	30,148	2,981,184	3.97	29,572	2,848,983	3.96	28,364
Federal Home Loan Bank stock	10,113	0.42	11	32,046	0.23	18	44,888	0.10	12
Total interest earning assets	4,611,234	3.46	39,985	4,566,577	3.46	39,440	4,354,108	3.45	37,678
Nonearning assets	362,920			381,225			391,406
Total assets	$4,974,154			$4,947,802			$4,745,514

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$803,682	0.05%	$104	$812,339	0.05%	$99	$786,078	0.05%	$96
Savings and money market deposits	1,277,480	0.07	230	1,257,940	0.07	225	1,225,969	0.07	225
Time deposits under $100,000	223,550	0.36	203	230,425	0.37	212	252,848	0.44	280
Time deposits $100,000 and over	842,362	0.17	365	846,966	0.16	337	797,410	0.17	349
Short-term borrowings	106,625	0.27	73	116,945	0.28	79	12,924	0.30	10
Long-term debt	92,785	2.83	662	92,785	2.81	650	92,787	2.77	647
Total interest-bearing liabilities	3,346,484	0.19	1,637	3,357,400	0.19	1,602	3,168,016	0.20	1,607
Noninterest-bearing deposits	1,094,969			1,051,088			942,361
Other liabilities	40,018			42,433			66,019
Total liabilities	4,481,471			4,450,921			4,176,396
Shareholders’ equity	492,683			496,881			569,118
Non-controlling interest	-			-			-
Total equity	492,683			496,881			569,118
Total liabilities & equity	$4,974,154			$4,947,802			$4,745,514

Net interest income			$38,348			$37,838			$36,071

Net interest margin		3.31%			3.32%			3.30%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)
(Unaudited)	TABLE 8

	Nine Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2015			September 30, 2014
	Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$15,133	0.24%	$28	$12,832	0.25%	$24
Taxable investment securities, excluding valuation allowance	1,338,836	2.46	24,713	1,377,840	2.49	25,726
Tax-exempt investment securities, excluding valuation allowance	176,335	3.51	4,640	178,369	3.45	4,609
Loans and leases, including loans held for sale	3,002,785	3.93	88,322	2,759,928	4.03	83,287
Federal Home Loan Bank stock	28,532	0.19	40	45,473	0.10	35
Total interest earning assets	4,561,621	3.45	117,743	4,374,442	3.47	113,681
Nonearning assets	375,914			380,154
Total assets	$4,937,535			$4,754,596

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$801,304	0.05%	$298	$755,302	0.05%	$277
Savings and money market deposits	1,261,534	0.07	678	1,221,100	0.07	672
Time deposits under $100,000	230,354	0.37	637	257,727	0.42	808
Time deposits $100,000 and over	841,876	0.16	1,028	819,744	0.17	1,072
Short-term borrowings	95,759	0.27	195	37,989	0.29	82
Long-term debt	92,785	2.81	1,949	92,792	2.77	1,923
Total interest-bearing liabilities	3,323,612	0.19	4,785	3,184,654	0.20	4,834
Noninterest-bearing deposits	1,053,398			913,879
Other liabilities	41,616			52,848
Total liabilities	4,418,626			4,151,381
Shareholders’ equity	518,909			603,195
Non-controlling interest	-			20
Total equity	518,909			603,215
Total liabilities & equity	$4,937,535			$4,754,596

Net interest income			$112,958			$108,847

Net interest margin		3.31%			3.32%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Loans and Leases by Geographic Distribution
(Unaudited)	TABLE 9

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2015	2015	2015	2014	2014

Hawaii:
Commercial, financial and agricultural	$335,919	$341,468	$318,228	$287,254	$276,804
Real estate:
Construction	72,071	80,168	109,256	111,010	105,619
Mortgage:
- residential	1,385,286	1,351,962	1,300,304	1,282,324	1,251,808
- commercial	616,085	588,334	586,281	587,322	579,654
Consumer	263,568	254,655	249,151	254,259	250,838
Leases	1,123	2,589	2,885	3,140	3,691
Total loans and leases	2,674,052	2,619,176	2,566,105	2,525,309	2,468,414
Allowance for loan and lease losses	(56,150)	(57,402)	(60,676)	(62,685)	(65,747)
Net loans and leases	$2,617,902	$2,561,774	$2,505,429	$2,462,624	$2,402,667

U.S. Mainland:
Commercial, financial and agricultural	$170,624	$158,133	$182,455	$176,509	$165,527
Real estate:
Construction	3,309	3,387	3,465	3,544	3,621
Mortgage:
- residential	-	-	-	-	-
- commercial	120,900	106,859	114,975	115,951	116,920
Consumer	132,578	118,500	100,772	110,885	120,273
Leases	-	-	-	-	-
Total loans and leases	427,411	386,879	401,667	406,889	406,341
Allowance for loan and lease losses	(10,494)	(9,522)	(10,757)	(11,355)	(17,091)
Net loans and leases	$416,917	$377,357	$390,910	$395,534	$389,250

Total:
Commercial, financial and agricultural	$506,543	$499,601	$500,683	$463,763	$442,331
Real estate:
Construction	75,380	83,555	112,721	114,554	109,240
Mortgage:
- residential	1,385,286	1,351,962	1,300,304	1,282,324	1,251,808
- commercial	736,985	695,193	701,256	703,273	696,574
Consumer	396,146	373,155	349,923	365,144	371,111
Leases	1,123	2,589	2,885	3,140	3,691
Total loans and leases	3,101,463	3,006,055	2,967,772	2,932,198	2,874,755
Allowance for loan and lease losses	(66,644)	(66,924)	(71,433)	(74,040)	(82,838)
Net loans and leases	$3,034,819	$2,939,131	$2,896,339	$2,858,158	$2,791,917

CENTRAL PACIFIC FINANCIAL CORP AND SUBSIDIARIES
Nonperforming Assets, Past Due and Restructured Loans
(Unaudited)	TABLE 10

	September	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2015	2015	2015	2014	2014

Nonaccrual loans (including loans held for sale):
Commercial, financial and agricultural	$3,056	$3,175	$13,377	$13,007	$15,625
Real estate:
Construction	-	133	146	310	324
Mortgage-residential	6,301	10,032	11,430	13,048	12,691
Mortgage-commercial	2,731	13,490	12,468	12,722	13,056
Consumer	-	-	-	-	-
Leases	-	-	-	-	-
Total nonaccrual loans	12,088	26,830	37,421	39,087	41,696

Other real estate:
Commercial, financial and agricultural	-	-	-	-	-
Real estate:
Construction	-	-	-	747	1,804
Mortgage-residential	1,913	2,433	3,349	2,201	1,685
Mortgage-commercial	-	2,845	-	-	107
Consumer	-	-	-	-	-
Leases	-	-	-	-	-
Total other real estate	1,913	5,278	3,349	2,948	3,596

Total nonperforming assets	14,001	32,108	40,770	42,035	45,292

Loans delinquent for 90 days or more:
Commercial, financial and agricultural	-	-	-	-	-
Real estate:
Construction	-	-	-	-	-
Mortgage-residential	-	-	-	-	-
Mortgage-commercial	-	-	-	-	-
Consumer	130	45	5	77	62
Leases	-	-	-	-	-
Total loans delinquent for 90 days or more	130	45	5	77	62

Restructured loans still accruing interest:
Commercial, financial and agricultural	327	339	350	361	373
Real estate:
Construction	841	839	866	892	918
Mortgage-residential	17,592	16,428	17,084	17,845	17,980
Mortgage-commercial	2,253	1,360	1,516	10,405	10,671
Consumer	-	-	-	-	-
Leases	-	-	-	-	-
Total restructured loans still accruing interest	21,013	18,966	19,816	29,503	29,942

Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest	$35,144	$51,119	$60,591	$71,615	$75,296

Total nonaccrual loans as a percentage of loans and leases	0.39%	0.89%	1.26%	1.33%	1.45%

Total nonperforming assets as a percentage of loans and leases, and other real estate	0.45%	1.07%	1.37%	1.43%	1.57%

Total nonperforming assets and loans delinquent for 90 days or more as a percentage of loans and leases, and other real estate	0.46%	1.07%	1.37%	1.43%	1.58%

Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage of loans and leases, and other real estate	1.13%	1.70%	2.04%	2.44%	2.62%

Quarter to quarter changes in nonperforming assets:
Balance at beginning of quarter	$32,108	$40,770	$42,035	$45,292	42,121
Additions	681	6,761	1,429	1,986	8,824
Reductions
Payments	(4,002)	(3,411)	(1,712)	(843)	(2,209)
Return to accrual status	(10,799)	(274)	(197)	(190)	(1,544)
Sales of nonperforming assets	(4,007)	(8,280)	(949)	(1,444)	(542)
Charge-offs/valuation adjustments	20	(3,458)	164	(2,766)	(1,358)
Total reductions	(18,788)	(15,423)	(2,694)	(5,243)	(5,653)
Balance at end of quarter	$14,001	$32,108	$40,770	$42,035	45,292

CENTRAL PACIFIC FINANCIAL CORP AND SUBSIDIARIES
Allowance for Loan and Lease Losses
(Unaudited)	TABLE 11

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
(Dollars in thousands)	2015		2015		2014		2015		2014

Allowance for loan and lease losses:
Balance at beginning of period	$66,924		$71,433		$83,599		$74,040		$83,820

Provision (credit) for loan and lease losses	(3,647)		(7,319)		(1,722)		(13,713)		(1,043)

Charge-offs:
Commercial, financial and agricultural	170		4,003		471		5,104		2,142
Real estate:
Construction	-		-		-		-		-
Mortgage-residential	46		50		-		110		139
Mortgage-commercial	-		-		-		-		1,041
Consumer	874		1,214		928		3,929		2,063
Leases	-		-		-		-		8
Total charge-offs	1,090		5,267		1,399		9,143		5,393

Recoveries:
Commercial, financial and agricultural	504		3,279		789		4,377		1,973
Real estate:
Construction	283		464		1,100		870		1,844
Mortgage-residential	196		397		244		2,081		867
Mortgage-commercial	3,130		3,562		14		6,705		40
Consumer	317		375		212		1,400		724
Leases	27		-		1		27		6
Total recoveries	4,457		8,077		2,360		15,460		5,454

Net recoveries	(3,367)		(2,810)		(961)		(6,317)		(61)

Balance at end of period	$66,644		$66,924		$82,838		$66,644		$82,838

Average loans and leases, net of unearned	3,070,384		2,981,184		2,848,983		3,002,785		2,759,928

Annualized ratio of net recoveries to average loans and leases	(0.44	) %	(0.38	) %	(0.13	) %	(0.28	) %	0.00%

Ratio of allowance for loan and lease losses to loans and leases outstanding	2.15%		2.23%		2.88%		2.15%		2.88%